Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES THIRD QUARTER

FISCAL 2005 EARNINGS

— EPS OF $0.42 COMPARES TO $0.19 IN YEAR-AGO THIRD QUARTER,

AN INCREASE OF 121% —

— Reaffirms Fiscal 2005 EPS Guidance of $1.17 Per Diluted Share —

New York, New York, November 18, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today reported net income for the third quarter ended October 29, 2005 of $30,346,000, or $0.42 per share on a diluted basis (on an average of 72.3 million shares outstanding), compared to net income of $13,912,000, or $0.19 per share on a diluted basis (on an average of 71.6 million shares outstanding) in the third quarter of fiscal 2004.

The Company’s net sales for the third quarter of fiscal 2005 totaled $513,976,000, up 11.6 percent from $460,365,000 for the same period last year. By division, net sales for the third quarter of fiscal 2005 were $210,027,000 for Ann Taylor compared to $199,615,000 last year, and $251,867,000 for Ann Taylor LOFT compared to $215,447,000 last year. Comparable store sales for the third quarter of fiscal 2005 were up 0.2 percent, compared to an increase of 1.4 percent for the third quarter of last year. By division, comparable store sales for the third quarter were up 3.7 percent for Ann Taylor compared to a 4.2 percent decrease last year, and down 2.5 percent for Ann Taylor LOFT compared to a 9.2 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “As a result of improved merchandise, particularly at the Ann Taylor division, as well as better inventory management, our gross margin improved 320 basis points over last year. This improvement, combined with the leveraging of our selling, general and administrative expenses, resulted in our significant increase in operating profit and earnings per share versus last year, and we remain comfortable with our previous guidance of earnings per diluted share of $1.17 for fiscal 2005.”

ANNTAYLOR

Ms. Krill continued, “At Ann Taylor, our client continued to respond positively to our newer product as well as our wardrobing focus. The division achieved positive comparable store sales in each month of the quarter, demonstrating that we are moving in the right direction toward restoring financial performance at the Ann Taylor division. The LOFT division achieved positive results in August and October while September was more challenging, due to a change in our promotional cadence and sluggish sales of cold weather product.”

Total inventory levels at the end of the third quarter were down approximately 17 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 16 percent at Ann Taylor and flat at Ann Taylor LOFT.

Gross margin, as a percentage of net sales, increased to 54.2 percent in the third quarter of fiscal 2005, compared to 51.0 percent in the third quarter of fiscal 2004. The increase in gross margin as a percentage of net sales was primarily due to higher full-price sales and less promotional sales activity at Ann Taylor, partially offset by lower full-price sales and lower margin rates achieved on non full-price sales at Ann Taylor Loft.

Selling, general and administrative expenses during the third quarter of fiscal 2005 were $228,653,000, or 44.5 percent of net sales, compared to $212,034,000, or 46.1 percent of net sales, for the same period last year. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to lower marketing costs, which were higher last year due to the Company’s 50th anniversary advertising campaign.

Operating profit was 9.7 percent of net sales in the third quarter of fiscal 2005 compared to 4.9 percent of net sales in the third quarter of last year.

During the third fiscal quarter of 2005, the Company opened 5 Ann Taylor stores, 32 Ann Taylor LOFT stores and 3 Ann Taylor Factory stores. The total store count at quarter-end was 820, comprised of 364 Ann Taylor stores, 407 Ann Taylor LOFT stores and 49 Ann Taylor Factory stores.

Total store square footage increased 14.9 percent to 4,739,000 square feet as of October 29, 2005, from 4,125,000 square feet as of October 30, 2004. Total square footage by division at the end of the third quarter was 1,929,000 square feet for Ann Taylor and 2,400,000 square feet for Ann Taylor LOFT.

For the fiscal year-to-date period ending October 29, 2005, the Company’s net income was $54,456,000, or $0.76 per share on a diluted basis (on an average of 72.1 million shares outstanding), compared to net income of $75,745,000, or $1.04 per share on a diluted basis (on an average of 73.7 million shares outstanding), for the same period last year.

ANNTAYLOR

Fiscal year-to-date net sales totaled $1,499,106,000, up 9.7 percent in 2005 from $1,366,245,000. By division, net sales for the fiscal year-to-date period were $627,992,000 for Ann Taylor compared to $634,700,000 last year, and $720,660,000 for Ann Taylor Loft compared to $609,375,000 last year. Comparable store sales for the fiscal year-to-date period decreased 2.3 percent from the same period last year. Comparable store sales by division were down 2.6 percent for Ann Taylor and down 2.4 percent for Ann Taylor Loft.

Gross margin as a percent of net sales for the fiscal year-to-date period ending October 29, 2005 was 50.9 percent, compared to 54.0 percent for the same period last year. The decrease in gross margin as a percentage of net sales was primarily due to lower full-price sales at Ann Taylor Loft in the third quarter and lower margins achieved on both full-price and non full-price sales at both divisions, primarily during the first six months of Fiscal 2005.

Selling, general and administrative expenses as a percentage of net sales increased to 45.1 percent for the fiscal 2005 year-to-date period compared to 44.8 percent for the same period last year.

During the third fiscal quarter of 2005, the Company purchased 700,000 shares of its common stock at a cost of approximately $17,626,000.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 820 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 29, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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ANNTAYLOR

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

— Tables Follow —

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Nine Months Ended October 29, 2005 and October 30, 2004

(unaudited)

	Quarters Ended		Nine Months Ended
	Oct. 29, 2005	Oct. 30, 2004	Oct. 29, 2005	Oct. 30, 2004
	(in thousands except per share amounts)
Net sales	$513,976	$460,365	$1,499,106	$1,366,245
Cost of sales	235,344	225,359	735,804	628,041

Gross margin	278,632	235,006	763,302	738,204
Selling, general and administrative expenses	228,653	212,034	675,450	611,723

Operating income	49,979	22,972	87,852	126,481
Interest income	2,150	1,290	6,092	3,586
Interest expense	560	464	1,428	3,213

Income before income taxes	51,569	23,798	92,516	126,854
Income tax provision	21,223	9,886	38,060	51,109

Net income	30,346	$13,912	$54,456	$75,745

Basic earnings per share of common stock	$0.42	$0.20	$0.76	$1.09

Weighted average shares outstanding (000)	71,674	70,354	71,527	69,564

Diluted earnings per share of common stock	$0.42	$0.19	$0.76	$1.04

Weighted average shares outstanding, assuming dilution (000)	72,270	71,556	72,078	73,738

Number of stores open at beginning of period	782	687	738	648
Number of stores opened during period	40	41	86	81
Number of stores expanded during period*	6	1	8	2
Number of stores closed during period	2	1	4	2

Number of stores open at end of period	820	727	820	727
Total store square footage at end of period	4,739,000	4,125,000

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

October 29, 2005 and January 29, 2005

(unaudited)

	October 29, 2005	January 29, 2005
	(in thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$276,525	$62,412
Short-term investments	—	192,400
Accounts receivable	22,071	12,573
Merchandise inventories	272,710	229,218
Prepaid expenses and other current assets	77,938	90,711

Total current assets	649,244	587,314
Property and equipment, net	518,318	434,328
Goodwill	286,579	286,579
Deferred financing costs, net	1,108	1,382
Other assets	20,558	17,735

Total assets	$1,475,807	$1,327,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$97,415	$88,340
Accrued salaries and bonus	9,664	21,617
Accrued tenancy	45,993	32,264
Gift certificates and merchandise credits redeemable	27,346	38,892
Accrued expenses	88,071	62,633

Total current liabilities	268,489	243,746

Deferred lease costs and other liabilities	202,760	156,848

Stockholders’ equity
Common stock, $.0068 par value; 120,000,000 shares authorized; 81,666,166 and 80,085,690 shares issued, respectively	555	545
Additional paid-in capital	714,267	669,128
Retained earnings	499,908	445,410
Deferred compensation on restricted stock	(15,312)	(11,746)

	1,199,418	1,103,337

Treasury stock, 9,363,207 and 9,453,242 shares respectively, at cost	(194,860)	(176,593)

Total stockholders’ equity	1,004,558	926,744

Total liabilities and stockholders’ equity	$1,475,807	$1,327,338